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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                  Rim.Com Inc.
                          -----------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                  766 713 101
                                 --------------
                                 (CUSIP Number)

                               December 31, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 766 713 101                                          Page 2 of 5 Pages
---------------------                                          -----------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Michael K. Hair
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [ ]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    266,666
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     0
    OWNED BY        ------------------------------------------------------------
      EACH       7  SOLE DISPOSITIVE POWER
    REPORTING       266,666
     PERSON         ------------------------------------------------------------
      WITH       8  SHARED DISPOSITIVE POWER
                    0
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   266,666
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   5.6%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 766 713 101                                          Page 3 of 5 Pages
---------------------                                          -----------------

ITEM 1(a). NAME OF ISSUER:

           Rim.Com Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           7579 E. Main Street Suite 600
           Scottsdale, AZ 85251

ITEM 2(a). NAME OF PERSON FILING:

           Michael K. Hair

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           7407 E. Ironwood Ct.
           Scottsdale, AZ 85258

ITEM 2(c). CITIZENSHIP:

           U.S.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           766 713 101

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer registered under section 15 of the Act,

           (b) [ ] Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                   (ii)(E),

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 766 713 101                                          Page 4 of 5 Pages
---------------------                                          -----------------

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].

ITEM 4. OWNERSHIP.

        (a) Amount beneficially owned: 266,666

        (b) Percent of class: 5.6%

        (c) Number of shares as to which such person has:
            (i)   Sole power to vote or to direct the vote: 266,666
            (ii)  Shared power to vote or to direct the vote: 0
            (iii) Sole power to dispose or to direct the disposition of: 266,666
            (iv)  Shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 766 713 101                                          Page 5 of 5 Pages
---------------------                                          -----------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.


ITEM 10. CERTIFICATION.

     By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        02/02/01
                                        ----------------------------------------
                                        (Date)

                                        /s/ Michael K. Hair
                                        ----------------------------------------
                                        (Signature)

                                        Michael K. Hair
                                        ----------------------------------------
                                        (Name/Title)